Exhibit 11.1


                                 EARNINGS PER SHARE
                                 PRIMARY COMPUTATION
                ($ in millions, except share and per share amounts)



                                               Six Months Ended
                                                  Deceber 31,
                                              ---------------------
                                               1996           1995
                                              --------      -------
Basis for computation of earnings per
 common and common equivalent shares:
   Earnings from continuing operations        $ 81.0        $ 65.8
   Deduct dividends on 4 Percent
   cumulative preferred stock                    (.2)          (.2)
                                              --------      -------
   Earnings from continuing operations
    available to common shareholders            80.8          65.6
   Discontinued operations                      (2.1)         30.7
                                              --------      -------

   Available for common shareholders         $  78.7        $ 96.3
                                              ========      =======



Number of shares:
  Weighted average shares outstanding 74,173,030 76,098,488 Shares issuable upon exercise of stock options,net of shares assumed
   to be repurchased                       1,469,465     1,062,758
                                          ----------    ----------
                                          75,642,495    77,161,246
                                          ==========    ==========




Earnings per common share:
  Continuing operations                      $ 1.07       $  .85
  Discontinued operations                      (.03)         .40
                                             -------       ------


  Net earnings                               $ 1.04       $ 1.25
                                             =======       ======